CODE OF ETHICS

                            THE ROCKLAND FUNDS TRUST
                                      AND
                      GREENVILLE CAPITAL MANAGEMENT, INC.

                                   JUNE, 2000

I.   DEFINITIONS

     A.   "Act" means the Investment Company Act of 1940, as amended.

     B. "Access person" means any trustee, officer or Advisory Person of the Company or the Advisor.

     C.   "Company" means The Rockland Funds Trust.

     D.   "Fund" means The Rockland Growth Fund.

     E.   "Advisor" means Greenville Capital Management, Inc.

     F. "Advisory Person" means; (i) any employee of the Company, the Advisor or of any company in a control relationship to the Company, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
          (ii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a security.

     G. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     H. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

     I. "Disinterested trustee" means a trustee of the Company who is not an "interested person" of the Company within the meaning of Section 2(a)(19) of the Act.

     J. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

     K. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, banker's acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by the Company's Board of Trustees. A Security includes an option to purchase or sell, or a security convertible or exchangeable into, a Security.

II.  GENERAL FIDUCIARY PRINCIPLES

     In addition to the specific principles enunciated in this Code of Ethics, all persons employed by or associated with the Company and the Advisor shall be governed by the following general fiduciary principles:

     A. The duty at all times to place the interests of shareholders above all others;

     B. The requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

     C. The fundamental standard that no Access Person should take inappropriate advantage of their position.

III. EXEMPTED TRANSACTIONS

     The prohibitions of Section V of this Code of Ethics shall not apply to:

          (1) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence of control;

          (2) Purchases or sales of securities which are not eligible for purchase or sale by the Company;

          (3) Purchases or sales which are non-volitional on part of either the Access Person or the Company;

          (4) Purchases which are part of an automatic dividend reinvestment plan;

          (5) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

          (6) Purchases or sales which receive the prior approval of the President of the Company because they are only remotely potentially harmful to the Company because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Company.

IV.  POLICY ON SECURITY OWNERSHIP

     In addition to the prohibitions contained in Section V hereof, it is the general policy of the Company that no Access Person shall have any direct or indirect beneficial ownership of any security which is also owned by the Company. Upon the discovery by the Company or any Access Person that an Access Person has direct or indirect beneficial ownership of a security which is also owned by the Company, such Access Person shall promptly report such fact to the President of the Company, and the President will determine on a case-by-case basis what action, if any, should be taken by the Access Person with respect to the security. If the President determines that any significant conflict of interest or potential conflict of interest exists as a result of such ownership the Access Person may be required to divest him/herself of such ownership. This policy enumerated in this Section IV shall not apply to disinterested trustees.

V.   PROHIBITED ACTIVITIES

     No Access Person shall purchase or sell, directly or indirectly any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he/she knows or should have known at the time of such purchase or sale, within the most recent 15 days: (A) is being considered for purchase or sale by the Company; or (B) is being purchased or sold by the Company.

     With the exception of the Company's disinterested trustees:

     A. No Access Person shall acquire any securities in an initial public offering.

     B. No Access Person shall acquire securities pursuant to a private placement without prior approval from the Company's Board of Trustees. In determining whether approval should be granted, the Board of Trustees should consider:

          (1) whether the investment opportunity should be reserved for the Company and its shareholders; and

          (2) whether the opportunity is being offered to an individual by virtue of his/her position with the Company or the Advisor.

     In the event approval is granted, the Access Person must disclose the investment when he/she plays a material role in the Company's subsequent consideration of an investment in the issuer. In such circumstances, the Company's decision to purchase securities of the issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

     C. No Access Person shall profit from the purchase and sale, or sale and purchase, of the same, or equivalent, securities within sixty (60) calendar days unless the security was purchased and sold by the Company within sixty (60) calendar days and the Access Person complies with Section V, (Paragraph 1). Any profits realized on such short term trades must be disgorged by the Access Person; provided, however that the Board of Trustees may make exceptions to this prohibition on a case-by-case basis in situations where no abuse is involved, and the equities strongly support an exception. This prohibition shall not apply to purchases and sales, or sales and purchases, of broad-based stock index options.

     D. No Access Person shall receive any gift or other thing of more than de minimus value from any person or entity that does business with or
          ----------
          on behalf of the Company or Advisor.

     E. No Access Person shall serve on the board of directors of a publicly traded company without prior authorization from the Company's Board of Trustees based upon a determination that board service would not be inconsistent with the interests of the Company and its shareholders. In the event that board service is authorized, Access Persons serving as directors must be isolated from those making investment decisions through a "Chinese wall."

VI.  REPORTING

     A. Except for the transactions set forth in Section III, all securities transactions in which an Access Person (other than the disinterested trustees who will be monitored by the fund Administrator, Firstar), has a direct or indirect beneficial ownership interest will be monitored by the Advisor.

     B. With the exception of disinterested trustees, every Access Person shall report to the Advisor the information described in Section VI(E) of this Code of Ethics with respect to the transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security.

     C. Every Access Person shall return a report to the Advisor even if such Access Person has no personal securities transactions to report for the reporting period.

     D. A disinterested trustee of the Company need only report a transaction in security if such trustee, at the time of such transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Company, should have known that, during the 15 day period immediately preceding the date of the transaction by the trustee, such security was purchased or sold by the Company or was being considered for purchase or sale by the Company.

     E. Every report required to be made by this Code of Ethics shall be made not later than ten (10) calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information.

          (1) The date of the transaction; the title and the number of shares, and the principal amount of each security involved;

          (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (3)  The price at which the transaction was effected; and

          (4) The name of the broker, dealer or bank with or through whom the transaction was effected.

          The determination date for timely compliance with this Section VI(E) is the date the report is received by the Advisor (or Firstar for disinterested trustees), which date must be recorded on the report.

     F. Any report filed pursuant to this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

     G. With the exception of disinterested trustees, every Access Person shall direct his/her brokers to supply to the Advisor on a timely basis, duplicate copies of all personal securities transactions and copies of periodic statements for all securities accounts.

     H. With the exception of disinterested trustees, every Access Person shall disclose to the Advisor all personal securities holdings upon commencement of employment, and shall provide an updated holdings list on an annual basis.

VII. COMPLIANCE WITH THE CODE OF ETHICS

     A.   All Access Persons shall certify annually that:

          (1) They have read and understand the Code of Ethics and recognize that they are subject thereto; and

          (2) They have complied with the requirements of the Code of Ethics and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

     B. Firstar, in conjunction with the Advisor and the Company's legal counsel, shall prepare an annual report to the Company's Board of Trustees which shall:

          (1) Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

          (2) Identify any violations requiring significant remedial action during the past year; and

          (3) Identify any recommended changes in existing restrictions or procedures based upon the Company's experience under its Code of Ethics, evolving industry practices, or developments in laws or regulations.

VIII. SANCTIONS

      Upon discovering a violation of this Code of Ethics, the Board of Trustees of the Company may impose such sanctions as it deems appropriate, including, among other sanctions, a letter of censure or suspension, or termination of the employment of the violator. The Company's Board of Trustees will be promptly informed of any serious violations of this Code of Ethics.